Exhibit 99.1
LOAN AGREEMENT
This Agreement dated as of December 5, 2007, is between Bank of America, N.A. (the “Bank”) and Graham Corporation, a corporation formed under the laws of the State of Delaware with offices at 20 Florence Avenue, Batavia, New York 14020 (the “Borrower”).
1. FACILITY NO. 1 — REVOLVING LINE OF CREDIT

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Thirty Million Dollars ($30,000,000).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them so long as the aggregate principal amount outstanding at any time does not exceed $30,000,000, reduced as provided in Section 1.7(b).

1.2	Availability Period.
The line of credit is available between the date of this Agreement and the date three years after the date of this Agreement, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
1.3	Repayment Terms.

(a)	The Borrower will pay interest on the first day of each month thereafter, or as otherwise provided in Section 2.1, until payment in full of any principal outstanding under this facility.

(b)	Prior to the Facility No. 1 Expiration Date, the Borrower may elect to convert not less than $2,000,000 and up to $9,000,000 (the “Converted Amount”) in the aggregate of then-outstanding principal amounts under the Facility No. 1 Commitment (excluding the face amount of any outstanding Letters of Credit and Bank Guaranties) into a two-year term loan on a date established by the Borrower (the “Conversion Date”). If the Borrower so elects, (i) the amount available for reborrowing pursuant to Section 1.1(b) shall be reduced by the Converted Amount, and (ii) the Borrower will repay the Converted Amount in equal installments beginning on the first day of the first month following the Conversion Date, and on the same day of each month thereafter, and ending on the date two years after the conversion date (the “Amortization Period”). Each principal installment shall be in an amount sufficient to fully amortize the Converted Amount over the Amortization Period. In any event, on the last day of the Amortization Period, the Borrower will repay the remaining principal balance of the Converted Amount plus any interest then due.

(c)	With respect to amounts outstanding, other than Converted Amounts, the Borrower will either (i) repay in full the principal amount outstanding on the Facility No. 1 Expiration Date, or (ii) repay the principal amount outstanding on the Facility No. 1 Expiration Date in equal installments beginning on the first day of the first month following the Facility No. 1 Expiration Date, and on the first day of each month thereafter, and ending on the date two years after the Facility No. 1 Expiration Date (the “Repayment Period”). Each principal installment shall be in an amount sufficient to fully amortize the principal amount over the Repayment Period. In any event, on the last day of the Repayment Period, the Borrower will repay the remaining principal balance plus any interest then due.

(d)	The Borrower may prepay the loans in full or in part at any time. During any Amortization Period with respect to Converted Amounts, and during the Repayment Period, the prepayment will be applied to the most remote payment of principal due under this Agreement.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus the Applicable Rate, each as defined below.

(b)	The “Prime Rate” is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5	Optional Interest Rates.
Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may, from time to time with respect to all or part of the principal amount outstanding, elect the optional interest rate listed below for this Facility No. 1 during interest periods selected by the Borrower:
The LIBOR Rate (as defined in Section 2.2) plus the Applicable Rate, each as defined below.
The optional interest rate shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.
1.6	Applicable Rate.
The Applicable Rate shall be the following amounts per annum, based upon the ratio of Total Liabilities to Tangible Net Worth (as defined in the “Covenants” section of this Agreement, the “Financial Test”), as set forth in the most recent compliance certificate (or, if no compliance certificate is required, the Borrower’s most recent financial statements) received by the Bank as required in the Covenants section. Until the Bank receives the first compliance certificate or financial statement, the Applicable Rate shall be the amounts indicated for pricing level 4 set forth below:
Applicable Rate
(in percentage points per annum)

	Total Liabilities/			Unused
	Tangible Net			Commitment
Pricing Level	Worth	LIBOR +	PRIME +	Fee
1	> 1.25	1.250%	-0.50%	0.2500%
2	≤ 1.25 and >1.0	1.000%	-0.75%	0.2500%
3	≤ 1.00 and >.75	0.875%	-1.00%	0.1875%
4	≤ .75 and >.50	0.625%	-1.25%	0.1875%
5	≤ .50	0.500%	-1.25%	0.1250%

The Applicable Rate shall be in effect from the date the most recent compliance certificate or financial statement is received by the Bank until the date the next compliance certificate or financial statement is received; provided, however, that if the Borrower fails to timely deliver the next compliance certificate or financial statement, the Applicable Rate from the date such compliance certificate or financial statement was due until the date such compliance certificate or financial statement is received by the Bank shall be the highest pricing level set forth above. If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Bank determines that (i) the Financial Test as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Financial Test would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Bank an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Bank’s acceptance of payment of such amounts will not constitute a waiver of any default under this Agreement. The Borrower’s obligations under this paragraph shall survive the termination of this Agreement and the repayment of all other obligations.
1.7	Letters of Credit; Bank Guarantees.

(a)	During the availability period, at the request of the Borrower, the Bank will issue:
(i)	Letters of credit; and

(ii)	Guarantees issued by the Bank’s Shanghai, China branch (“Bank Guarantees”) of obligations of Borrower’s Chinese subsidiary, Graham Vacuum and Heat Transfer Technology (Suzhou) Co., Ltd. (“Graham China”).
(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) plus 105% of the amount of Bank Guarantees may not exceed the Facility No. 1 Commitment. In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding (including the drawn and unreimbursed amounts of the letters of credit) plus 105% of the outstanding amount of Bank Guarantees. The Bank will revalue the outstanding amount of Bank Guarantees from time to time at its discretion. If as a result of currency fluctuations the value in US Dollars of outstanding Bank Guarantees has increased by more than 5%, the amount available under the Facility No. 1 Commitment shall be correspondingly reduced by the amount of the excess.

(c)	Letters of credit and Bank Guarantees shall have a maximum maturity of three (3) years from the date of issuance, and may not to extend more than three (3) years beyond the Facility No. 1 Expiration Date; provided, however, a maximum of $7,500,000 of letters of credit and Bank Guarantees may have a maximum maturity of five (5) years from the date of issuance and extend up to five (5) years beyond the Facility No. 1 Expiration Date.

(d)	Letters of credit and Bank Guarantees in the aggregate amount of $11,253,564.65 are outstanding from the Bank for the account of the Borrower as of December 4, 2007. As of the date of this Agreement, these letters of credit and Bank Guarantees shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.

(e)	The Borrower agrees:
(i)	Any sum drawn under a letter of credit or Bank Guarantee may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately cash collateralize any outstanding letters of credit and Bank Guarantees.

(iii)	The issuance of any letter of credit or Bank Guarantee and any amendment thereto is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s applicable form Application and Agreement for Letter of Credit, or agreements related to Bank Guarantees, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit and Bank Guarantees for the account of the Borrower, including without limitation a $150 administrative fee for each letter of credit issued.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To be responsible for any foreign exchange or conversion costs related to converting RMB to United States Dollars for any drawings under Bank Guarantees, and such costs shall be added to amounts outstanding under Facility No. 1.

(viii)	To pay the Bank a non-refundable fee equal to the Applicable Rate set forth for LIBOR in Section 1.6 hereof per annum on the outstanding undrawn amount of each standby letter of credit and outstanding undrawn amount of each Bank Guarantee, and 0.25% per annum of the outstanding undrawn amount of each documentary letter of credit, payable annually in advance, calculated on the basis of the amount outstanding on the day the fee is calculated. Commissions on letters of credit with maturities of less than one year shall be charged ratably.
1.8	Reduction of Commitment.
Borrower may, upon notice to Bank, from time to time permanently reduce the Facility Number 1 Commitment; provided that (i) any such notice shall be received by Bank not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) Borrower shall not terminate or reduce the Facility Number 1 Commitment if, after giving effect thereto and to any concurrent prepayments hereunder, the total outstanding amount under Facility Number 1 (including outstanding undrawn amounts of Letters of Credit and 105% of outstanding undrawn Bank Guarantees) would exceed the reduced Facility Number 1 Commitment.

2. OPTIONAL INTEREST RATES

2.1	Optional Rates.
Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. During the existence of an event of default under this Agreement that has not been waived in writing by the Bank, the Bank may suspend the availability of optional interest rates for interest periods commencing after the default occurs. At the end of any interest period, the interest rate will revert to the rate stated in the section entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.
2.2	LIBOR Rate.
The election of LIBOR Rates shall be subject to the following terms and requirements:
(a)	The interest period during which the LIBOR Rate will be in effect will be one, two, or three months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand Dollars ($100,000).

(d)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)
LIBOR Rate = London Inter-Bank Offered Rate
                    (1.00 — Reserve Percentage)
Where,
(i)	“London Inter-Bank Offered Rate” means, for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period, for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined by the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(e)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon New York time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(f)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	the LIBOR Rate does not accurately reflect the cost to the Bank of maintaining a LIBOR Rate Portion.
(g)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and, if the prepayment is made on a date other than the last day of the interest period for such Portion, a LIBOR Rate Portion prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

(h)	The LIBOR Rate Portion prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

3. FEES AND EXPENSES

3.1	Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of Thirty Thousand Dollars ($30,000). This fee is due on the date of this Agreement.

(b)	Unused Commitment Fee. The Borrower agrees to pay a fee on any difference between the Facility No. 1 Commitment and the amount of credit it actually uses, determined by the average of the daily amount of credit outstanding during the specified period. The fee will be calculated at the Applicable Rate according to Section 1.6 hereof. The calculation of credit outstanding shall include the undrawn amount of letters of credit as well as the undrawn amount of Bank Guarantees.

This fee is due on the first day of each calendar quarter until the expiration of the availability period.

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2	Expenses.
The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.
3.3	Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

3.4	Obligations Related to Swap Contracts.

(a)	In the event that the Borrower enters into any Swap Contract with the Bank or any of its affiliates, any costs incurred by the Bank or its affiliates in connection therewith, including without limitation any interest, expenses, fees, premiums, penalties or other charges associated with any obligations undertaken by the Bank or its affiliates to hedge or offset the Bank’s or its affiliates obligations pursuant to such agreement, or the termination of any such obligations, shall be (i) deemed additional interest and/or a related expense (to be determined in the sole discretion of the Bank) and due as part of the obligations of the Borrower hereunder and (ii) secured by all collateral and guarantees granted to or made in favor of the Bank to the full extent thereof, and included in any judgment in any proceeding instituted by the Bank.

(b)	“Swap Contract” means any interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, securities puts, calls, collars, options or forwards or any combination of, or option with respect to, these or similar transactions.

4. COLLATERAL

4.1	Personal Property.
Pursuant to one or more security agreements executed by Borrower at the request of the Bank, the personal property described therein (which may at the Bank’s discretion include all personal property now owned or owned in the future by the Borrower) will secure the Borrower’s obligations to the Bank under this Agreement. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank. All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.
4.2	Continuing Liens.
The security interests and liens previously granted by Borrower to Bank are intended to continue in full force and effect and are reaffirmed as modified by any written agreement between Borrower and Bank made in connection herewith.
5. DISBURSEMENTS, PAYMENTS AND COSTS
5.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by debit to a deposit account, as described in this Agreement or otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters any such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:
(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.
5.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments, or for the designation of optional interest rates, and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the Authorized Individuals.

(b)	Advances will be deposited in and repayments will be withdrawn from account number ___ owned by the Borrower, or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any Authorized Individual. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

5.3	Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number ___ owned by the Borrower, or such other of the

Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).
5.4 Banking Days.
Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
5.5 Interest Calculation.
Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
5.6 Default Rate.
Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 4.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.
5.7 Taxes.
If any payments to the Bank under this Agreement are made from outside the United States, and if in connection therewith any foreign taxes are imposed on any payments made by the Borrower (including payments under this paragraph), the Borrower will pay such taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield (except for the effects of income or franchise taxes imposed on the Bank or measured by its net income by the United States) the Bank would have received if such taxes had not been imposed. The Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within thirty (30) days after the due date.
6. CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
6.1 Authorizations.
Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
6.2 Governing Documents.
A copy of the Borrower’s organizational documents.
6.3 Security Agreements.
Signed original security agreements covering the personal property collateral which the Bank requires.

6.4 Perfection and Evidence of Priority.
Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing, to the extent that (i) such security interests and liens can be perfected and achieve priority by the filing of financing statements under the Uniform Commercial Code, or (ii) such security interests and liens cover specific collateral not covered by clause (i) with respect to which the Bank has specifically requested perfection and priority of its security interests and liens.
6.5 Payment of Fees.
Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the section entitled “Reimbursement Costs.”
6.6 Good Standing.
Certificates of good standing for the Borrower from its state of formation and, if requested by the Bank, from any other state in which the Borrower is required to qualify to conduct its business.
6.7 Legal Opinion.
A written opinion from the Borrower’s legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.
6.8 Insurance.
Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.
7. REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
7.1 Formation.
The Borrower is duly formed and existing under the laws of the state where organized.
7.2 Authorization.
This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
7.3 Enforceable Agreement.
This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
7.4 Good Standing.
In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
7.5 No Conflicts.
This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

7.6 Financial Information.
All financial and other information that has been or will be supplied to the Bank is in compliance with Section 11.1 of this Agreement. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower.
7.7 Lawsuits.
There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which is required to be disclosed in Borrower’s reports to the Securities and Exchange Commission which has not been so disclosed.
7.8 Collateral.
All Borrower’s collateral that is subject to any security agreement in favor of the Bank is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.
7.9 Permits, Franchises.
The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights, and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
7.10 Other Obligations.
The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
7.11 Tax Matters.
The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.
7.12 No Event of Default.
There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.
7.13 Insurance.
The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
7.14 ERISA Plans.
(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has either: (i) received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification, or (ii) is entitled to rely upon an IRS opinion letter stating that such Plan is qualified under Section 401(a) of the Code.. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b)	There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)	No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
(d)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.

(v)	“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
7.15 Location of Borrower.
The chief executive office of the Borrower is located at the address listed on the signature page of this Agreement.
8. COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
8.1 Use of Proceeds.
(a)	To use the proceeds of Facility No. 1 only for general corporate purposes, including letters of credit and capital expenditures. Proceeds from Facility No. 1 may also be used to finance acquisitions, subject to bank approval of same.

(b)	That proceeds of Facility No. 1 may not be used directly or indirectly to purchase or carry any “margin stock” as that term is defined in Regulation U of the Board of Governors of the Federal Reserve System, or extend credit to or invest in other parties for the purpose of purchasing or carrying any such “margin stock,” or to reduce or retire any indebtedness incurred for such purpose. None of the proceeds of this Loan Agreement may be used directly or indirectly in furtherance of any transaction or series of transactions to acquire a controlling interest in any publicly-traded company unless the Bank otherwise consents in writing.

8.2 Financial Information.
To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)	By July 31 of each year, the annual financial statements of Borrower, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

(b)	Within 50 days of the period’s end (including the last period in each fiscal year), quarterly financial statements of Borrower, certified and dated by an authorized financial officer. The statements shall be prepared on a consolidated basis.

(c)	With each financial statement provided pursuant to Section 8.2(a) and (b), a compliance certificate of the Borrower, signed by an authorized financial officer and setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(d)	Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower to or from the Borrower’s auditor. If no management letter is prepared, the Bank may, in its discretion, request a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(e)	Annual business plan, including financial projections covering a time period acceptable to the Bank and specifying the assumptions used in creating the projections. The annual business plan shall be provided to the Bank no less often than 60 days after the end of each fiscal year.
8.3 Debt to Worth Ratio.
To maintain on a consolidated basis a ratio of Total Liabilities (excluding the non-current portion of Subordinated Liabilities) to Tangible Net Worth not exceeding 1.35:1.0. “Total Liabilities” means the sum of all liabilities shown on the Borrower’s balance sheet as of the applicable date of determination, determined in accordance with GAAP including without limitation subordinated debt.
“Tangible Net Worth” means total assets, after deduction of depreciation, depletion, and reserves, but excluding subordinated debt and accounts from and other obligations payable by officers and Affiliates (defined in Section 8.10(c)) and further excluding all assets required to be classified as intangible assets in accordance with GAAP (including without limitation organizational expense, good will, unamortized debt discount, research and development costs, patents, trademarks, copyrights, other intellectual property rights, franchises, and deferred assets), less Total Liabilities as determined by GAAP.

8.4 Dividends and Distributions.
Not to declare or pay any dividends, redemptions of stock, distributions and withdrawals to its owners, except:
(a)	dividends payable in capital stock;

(b)	provided that immediately before and after such declaration or payment no event of default has occurred, Borrower is in compliance with Section 8.3 and Borrower has earnings available for such purposes, dividends, redemptions of stock, distributions and withdrawals to its owners not in excess of One Million Two Hundred Thousand Dollars ($1,200,000) per fiscal year in the aggregate.
8.5 Bank as Principal Depository.
To maintain the Bank as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.
8.6 Other Debts.
Not to have outstanding or incur any Indebtedness or contingent liabilities (as defined under generally accepted accounting principles, “Contingent Liabilities”) other than to the Bank, or become liable for the liabilities of others without the Bank’s written consent. This does not prohibit:
(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Payroll and compensation obligations incurred in the ordinary course of business.

(c)	Endorsing negotiable instruments received.

(d)	Liabilities, lines of credit and leases described in Schedule 8.6 to this Agreement.

(e)	Additional Indebtedness for business purposes which do not exceed an aggregate total principal amount of $1,000,000 outstanding at any one time.

(f)	Additional Contingent Liabilities (not including liabilities treated as Indebtedness under subsection (e) which do not exceed an aggregate total principal amount of $1,000,000 outstanding at any one time.
“Indebtedness” means all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(i)	all obligations of such person for borrowed money and all obligations of such person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(ii)	all direct or contingent obligations of such person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(iii)	net obligations of such person under any Swap Contract;

(d)	all obligations of such person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days after the date on which such trade account payable was created);

(e)	indebtedness (excluding prepaid interest thereon) secured by a lien on property owned or being purchased by such person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such person or is limited in recourse;

(f)	capital leases and synthetic lease obligations; and

(g)	all guarantees of such person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the swap termination value thereof as of such date.
8.7 Other Liens.
Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, without the written consent of Bank, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank on Schedule 8.6 to this Agreement.

(c)	Liens securing debt and lease obligations incurred pursuant to Section 8.6(e) which do not secure more than an aggregate total principal amount of $1,000,000 outstanding at any one time.
8.8 Negative Pledge.
Not to enter into any agreement with anyone other than the Bank in which Borrower agrees not to pledge or otherwise transfer or encumber any asset of Borrower now or hereafter owned, whether or not such asset has been pledged to the Bank, except negative pledge agreements regarding liens which would be permitted by Section 8.7 hereof.
8.9 Maintenance of Assets.
(a)	Not to sell, assign, lease, transfer or otherwise dispose of any material part of the Borrower’s business or assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, lease, transfer, or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition, ordinary war and tear and obsolescence excepted.
8.10 Investments; Loans.
Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, or make loans, advances or other extensions of credit to any individual or entity, except for:
(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in any of the following:
(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).
(c)	Investments in and loans to the Borrower’s then current “Affiliates” (not including the WOFE described below) that do not exceed an aggregate amount of $1,000,000 at any one time outstanding, investments permitted under Section 8.12(b), and investments in and loans to other persons and entities that do not exceed an aggregate amount of $500,000 outstanding at any one time.

“Affiliate” shall mean any entity which directly or indirectly, or through one or more intermediaries, controls or is controlled by or is under common control with the Borrower.

(d)	Investments in and loans to Borrower’s Wholly Owned Foreign Enterprise (the “WOFE”) formed in China which investments and loans shall not exceed an aggregate amount of $2,500,000 outstanding at any one time.
8.11 Change of Management.
Not to make any change in the present president, chief operating officer, or chief financial officer of the Borrower other than for cause unless Borrower shall have provided for a successor reasonably acceptable to the Bank.
8.12 Additional Negative Covenants.
Not to, without the Bank’s written consent:
(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, which together with all other such acquisitions exceed $7,000,000 in the aggregate; provided, however, that no such acquisition shall be made unless on a pro forma basis the Borrower will continue to comply with the covenants contained in this Agreement, including without limitation the covenants contained in Section 8.3, on a going forward basis after completion of such acquisition.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.
8.13 Notices to Bank.
To promptly notify the Bank in writing of:
(a)	Any substantial dispute between any governmental authority and the Borrower.

(b)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(c)	Any material adverse change in the Borrower’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(e)	Any actual Contingent Liabilities of the Borrower, and any such Contingent Liabilities which are reasonably foreseeable, where such liabilities are in excess of $1,000,000 in the aggregate.
8.14 Insurance.
(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least thirty (30) days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable)

covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.
8.15 Compliance with Laws.
To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
8.16 ERISA Plans.
Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
8.17 ERISA Plans — Notices.
With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:
(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.
8.18 Books and Records.
To maintain adequate books and records.
8.19 Audits.
To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

8.20 Perfection of Liens.
To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.
8.21 Cooperation.
To take any action reasonably requested by the Bank to carry out the intent of this Agreement.
9. HAZARDOUS SUBSTANCES
9.1 Indemnity Regarding Hazardous Substances.
The Borrower will indemnify and hold harmless the Bank from any loss or liability the Bank incurs in connection with or as a result of this Agreement, which directly or indirectly arises out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower’s property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys’ fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns.
9.2 Compliance Regarding Hazardous Substances.
The Borrower represents and warrants that the Borrower has complied with all current and future laws, regulations and ordinances or other requirements with the effect or force of law pertaining to Borrower’s use, generation, manufacture, production, storage, release, threatened release, discharge, or disposal of hazardous substances.
9.3 Notices Regarding Hazardous Substances.
Until full repayment of the loan, the Borrower will promptly notify the Bank in writing of any threatened or pending investigation of the Borrower or its operations by any governmental agency under any current or future law, regulation or ordinance pertaining to any hazardous substance.
9.4 Site Visits, Observations and Testing.
The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrower, to enter and visit any locations where the collateral securing this Agreement (the “Collateral”) is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Borrower shall reimburse the Bank on demand for the costs of any such environmental investigation and testing. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrower’s use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank’s security and preserving the Bank’s rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof (“Environmental Report”) (i) will result in a waiver of any default of the Borrower; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). The Bank shall provide copies of any Environmental Reports prepared by, for, or on behalf of the Bank to the Borrower. In the event the Bank has a duty or obligation under applicable laws, regulations or other legally binding requirements to disclose an environmental condition or Environmental Report to the Borrower, any governmental agency, or any other party, the Borrower authorizes the Bank to make such a disclosure; provided, however, that if the Bank may do so without violation of laws, regulations, or legally binding requirements, the Bank will make good faith efforts to (i) first notify the Borrower of the environmental condition or proposed disclosure of the Environmental Report, (ii) give the Borrower an opportunity to assess the environmental condition requiring disclosure, and (iii) consider timely, reasonable, and good faith arguments by Borrower that disclosure is not required. The Borrower further understands and agrees that any Environmental Report, condition, or other information regarding a site visit, observation or testing that is disclosed to the Borrower by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrower) by the Borrower without advice or assistance from the Bank.
9.5 Definition of Hazardous Substances.
“Hazardous substances” means any substance, material or waste that is or becomes designated or regulated as “toxic,” “hazardous,” “pollutant,” or “contaminant” or a similar designation or regulation under any current or future federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum.
9.6 Continuing Obligation.
The Borrower’s obligations to the Bank under this Article, except the obligation to give notices to the Bank, shall survive termination of this Agreement and repayment of the Borrower’s obligations to the Bank under this Agreement.
10. DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
10.1 Failure to Pay.
The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within ten (10) days after the date when due.
10.2 Other Bank Agreements.
Any default occurs under any other agreement the Borrower or any of the Borrower’s related entities or Affiliates has with the Bank or any Affiliate of the Bank, including among others any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect.
10.3 Cross-default.
Any default occurs under any agreement in connection with any credit of $250,000 or more that the Borrower or any of the Borrower’s related entities or Affiliates has obtained from anyone else or which the Borrower or any of the Borrower’s related entities or Affiliates has guaranteed, or any default occurs by Borrower with respect to any other material agreement with any third person which default could reasonably be expected to have a material adverse effect on the property, business, operations, financial condition, prospects, liabilities, or capitalization of the Borrower or the financial capacity of the Borrower to perform any of its obligations under this Agreement.
10.4 False Information.
The Borrower has given the Bank materially false or misleading information or representations.
10.5 Bankruptcy.
The Borrower files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower makes a general assignment for the benefit of creditors.
10.6 Receivers.
A receiver or similar official is appointed for a substantial portion of the Borrower’s business, or the business is terminated, or, if Borrower is liquidated or dissolved.
10.7 Lien Priority.
The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement if (i) the security interest and lien can be perfected and achieve priority by the filing of financing statements under the Uniform Commercial Code, or (ii) the security interest and lien covers specific collateral not covered by clause (i) with respect to which the Bank has specifically requested perfection and priority of its security interest and lien.
10.8 Judgments.
Any judgments or arbitration awards are entered against the Borrower, or the Borrower enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of $250,000 or more in excess of any insurance coverage.
10.9 Government Action.
Any government authority takes action that the Bank believes materially adversely affects the Borrower’s financial condition or ability to repay.
10.10 ERISA Plans.
Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:
(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.
10.11 Other Breach Under Agreement.
A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.
11. ENFORCING THIS AGREEMENT; MISCELLANEOUS
11.1 GAAP.
Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
11.2 Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of New York. To the extent that the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.
11.3 Successors and Assigns.
This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
11.4 Dispute Resolution Provision.
This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.
(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.
(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute

Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
11.5 Severability; Waivers.
If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
11.6 Attorneys’ Fees.
The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
11.7 One Agreement.
This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and
(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
11.8 Indemnification.
The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the

Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document, or any such credit; provided, however, that the Borrower shall not be obligated to indemnify the Bank or any other person or entity for the Bank’s own gross negligence or willful misconduct. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
11.9 Notices.
Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted if appropriate confirmation of receipt has been received, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
11.10 Headings.
Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
11.11 Counterparts.
This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
11.12 Borrower Information.
The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, and obtain credit reports.
11.13 Prior Agreement Superseded.
This Agreement supersedes the Amended and Restated Credit Facility Agreement dated as of July 12, 2005 by and between the Bank and the Borrower, as amended, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement. For the avoidance of doubt, the Continuing and Unconditional Guaranty made by the Borrower in favor of the Bank guaranteeing the obligations of Graham Vacuum and Heat Transfer Technology (Suzhou) Co., Ltd. to the Bank remains in full force and effect.
11.14 Limitation of Interest and Other Charges.
If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank of America, N.A.	Graham Corporation

By	By	(Seal)

Typed Name	Typed Name

Title	Title

Address where notices to	Address where notices to
the Bank are to be sent:	the Borrower are to be sent:

One East Avenue	20 Florence Avenue
Rochester, NY 14638	Batavia, New York 14020
Facsimile: (585) 546-9278	Telephone:

Facsimile:

USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.